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My Fiziq
Vertica Health (SA)
Wellteq Digital Health Inc. (CA)
Wellteq Pty Ltd. (AU)
CBDS Health Technologies Inc. (CA)
Wellteq Australia Pty Ltd (AU)
Advanced Health Intelligence Pte Ltd (SG)